Exhibit 5.1
[Cooley Godward Kronish LLP Letterhead]
March 23, 2009
Bookham, Inc.
2584 Junction Avenue
San Jose, California 95134
Ladies and Gentlemen:
We have acted as counsel for Bookham, Inc., a Delaware corporation (the “Company”), in connection with the merger and other transactions contemplated by the Agreement and Plan of Merger and Reorganization, dated as of January 27, 2009, by and among the Company, Ultraviolet Acquisition Sub, Inc., a Delaware corporation and a wholly owned subsidiary of the Company, and Avanex Corporation (“Avanex”), a Delaware corporation (the “Merger Agreement”). This opinion is being furnished in connection with a Registration Statement on Form S-4, File No. 333-157528 (the “Registration Statement”), filed by the Company with the Securities and Exchange Commission covering the offer and sale of up to 96,867,383 shares of the Company’s common stock, par value $0.01 per share (the “Shares”), to be issued in connection with the merger of Ultraviolet Acquisition Sub, Inc. with and into Avanex, subject to adjustment as provided in the Merger Agreement.
In connection with this opinion, we have examined and relied upon the Registration Statement and related joint proxy statement/prospectus included therein, the Company’s Restated Certificate of Incorporation and Bylaws, as currently in effect, and the originals and copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness and authenticity of all documents submitted to us as originals and the conformity to originals of all documents submitted to us as copies thereof and the due execution.
Our opinion is expressed only with respect to the federal laws of the United States of America and the General Corporations Law of the State of Delaware, including the applicable provisions of the Delaware Constitution and reported judicial decisions interpreting these laws. We express no opinion as to whether the laws of any particular jurisdiction other than those identified above are applicable to the subject matter hereof.
In rendering this opinion, we have assumed that prior to the issuance of any of the Shares (i) the Registration Statement will have become effective under the Act, (ii) the stockholders of Avanex Corporation will have adopted the Merger Agreement, (iii) the stockholders of the Company will approved the issuance of the Shares, (iv) the Company’s Restated Certificate of Incorporation will have been amended to increase the number of authorized shares of common stock of the Company to 450,000,000 and (v) the transactions contemplated by the Merger Agreement will be consummated in accordance with the Merger Agreement.
On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when issued, will be validly issued, and will be fully paid and nonassessable.
FIVE PALO ALTO SQUARE, 3000 EL CAMINO REAL, PALO ALTO, CA 94306-2155 T: (650) 843-5000 F: (650) 849-7400 WWW.COOLEY.COM

[Cooley Godward Kronish LLP Letterhead]
Bookham, Inc.
March 23, 2009
Page Two
We consent to the reference to our firm under the caption “Legal Matters” in the joint proxy/prospectus included in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement.
Sincerely,
Cooley Godward Kronish LLP

By:	/s/ Chadwick L. Mills

Chadwick L. Mills
FIVE PALO ALTO SQUARE, 3000 EL CAMINO REAL, PALO ALTO, CA 94306-2155 T: (650) 843-5000 F: (650) 849-7400 WWW.COOLEY.COM